UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2010

Vu1 CORPORATION
(Exact Name of Registrant as specified in its charter)

 California
(State or other jurisdiction of incorporation)

000-21864	84-0672714
(Commissioner File Number)	(IRS Employer Identification No.)

557 Roy Street Suite 125 Seattle, WA 98109
(Address of principal executive offices)

(888) 985-8881
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

On November 5, 2010 the Board of Directors issued 250,000 shares of common stock to Billy K. Hamlin, in consideration for his service as a member of our board of directors. This issuance was exempt from registration.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On November 5, 2010, the Board of Directors elected William B. Smith to be a member of the Board of Directors of Vu1 Corporation.  With Mr. Smith’s election, the size of the Board is nine directors, which is the maximum number of directors permitted by our by laws.

Mr. Smith is the Founder and has been the Chief Executive Officer of Smith Asset Management, Inc. since 1997. Mr. Smith has also been the President and Chief Executive Officer since 2004 of SAM Advisors, LLC, a money management firm spun off from Smith Asset Management, Inc. specializing in distressed public debt and equities trading at discounts to intrinsic value, as well as special situation investments.  In addition, Mr. Smith has been the Founder and Managing Member of SAM Capital Partners, LLC, the General Partner of the SAM Special Opportunities Fund, LP since 2009.

Mr. Smith has not been engaged in a related party transaction with us during the last two years, other than through SAM Special Opportunities Fund, LP, which loaned us an aggregate of $2,833,655 from November 19, 2009 to September 27, 2010 under a Convertible Grid Promissory Note dated November 19, 2009. In conjunction with the advances, the Company issued three year warrants to purchase an aggregate of 3,542,069 shares of common stock at an exercise price of $0.75 per share. The entire balance of the Note and all accrued interest was converted into 7,084,139 shares of Company common stock on September 27, 2010.  There are no family relationships between Mr. Smith and any of our other directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vu1 Corporation

Date: November 12, 2010	By:	/s/ Matthew DeVries
Matthew DeVries
Chief Financial Officer